CERTIFICATE OF INCORPORATION

OF

GEORGE J. BARENHOLTZ ASSOCIATES, INC.

THIS IS TO CERTIFY that the undersigned does hereby organize a corporation, under and by virtue of the provisions of Title 14A, Corporations, General, of the New Jersey Statutes, as hereinafter set forth:

FIRST: The name of the corporation is

GEORGE J. BARENHOLTZ ASSOCIATES, INC.

SECOND: The purpose for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

THIRD: The aggregate number of shares which the corporation shall have authority to issue is two thousand five hundred (2,500), all of which shall be common shares without par value.

All or any portion of said shares may be issued by the corporation from time to time, and for such consideration, as may be determined by the Board of Directors, as provided by law.

FOURTH: Any meeting of shareholders may be held at such place, within or without the State of New Jersey, as shall be fixed by the Board of Directors and set forth in the notice of such meeting, or as shall be set forth in a waiver of notice thereof signed by all shareholders entitled to receive notice.

FIFTH: Each person who is or shall be a director or officer of the corporation or of any subsidiary corporation shall be indemnified by the corporation against liabilities

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incurred as a result of, and expenses (including attorneys' fees) reasonably sustained in the defense or in the compromise or settlement of, any civil, criminal or other action, suit or proceeding, by or on behalf of whomsoever brought, to which such person may be a party or in which he may be otherwise involved by reason of his being or having been a director or officer of the corporation or a subsidiary corporation; provided, however, that:

(a) in the event of final adjudication of such action, suit or proceeding, such person shall not be adjudged liable for negligence or misconduct in the performance of duty or, if so adjudged, the court shall find, upon submission of the question to it, that such negligence or misconduct did not relate to matters of sufficient consequence to warrant the withholding of the indemnity herein provided; or

(b) in the event that such action, suit or proceeding is compromised or settled before final adjudication thereof, independent counsel shall find either that such person acted without negligence and that his action did not constitute misconduct in the performance of duty or that any negligence or misconduct which may have been involved did not relate to matters of sufficient consequence to warrant the withholding of the indemnity herein provided. Such independent counsel shall be a lawyer or firm of lawyers practicing in the State of New Jersey, selected by the President of the New Jersey State Bar Association.

The foregoing rights of indemnification shall be in addition to any other rights which a director or officer may have as a matter of law, including those provided in N.J.S.A. 14A:3-5; they shall be an obligation of the corporation and

shall not require further authorization in any specific case, nor may they be denied in any case wherein the appropriate findings, as set forth above, shall have been made.

SIXTH: The address of the corporation's initial registered office is 100 Hamilton Plaza, Paterson, New Jersey 07505, and the name of the corporation's initial registered agent at such address is John F. Geaney, Jr.

SEVENTH: The number of directors constituting the first board is one (1). The name(s) and address(es) of the person(s) who shall serve as such director(s) is (are):

NAME	ADDRESS
George J. Barenholtz	19 Melrose Place Montclair, NJ 07042

EIGHTH: The name of the incorporator is Rose Carrion, and the address of the incorporator is 104 Rockland Avenue West Paterson, New Jersey 07424.

IN WITNESS WHEREOF, the undersigned has hereunto affixed her hand and seal this 27th day of March, 1980.

Rose Carrion (L.S.)
ROSE CARRION